EXHIBIT 3(e)

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplement”) is effective as of the 25th day of May, 2023, by and between Phoenix Capital Group Holdings, LLC, a Delaware limited liability company (the “Issuer”), and UMB Bank, N.A., a national banking association (the “Trustee”).

RECITALS

A. The Issuer and the Trustee entered into that certain Indenture dated as of January 12, 2022 and further supplemented by that certain Supplemental Indenture dated February 1, 2022 and that Second Supplemental Indenture dated July 18, 2022 (collectively, the “Indenture”) pursuant to which the Trustee agreed to serve as trustee under the Indenture, as more particularly described in the Indenture for the consideration specified therein.

B. The Issuer and Trustee desire to amend the Indenture as set forth herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The recitals and introductory paragraphs hereof form a part of this Third Supplement as if fully set forth herein.

2. Recitals. The first recital of the Indenture is hereby deleted in its entirety and the following substituted in its place:

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of subordinated unsecured debt securities (hereinafter referred to as the “Bonds”), in initial maximum aggregate principal amount of Seventy-Five Million Dollars ($75,000,000.00) as may be increased to reflect to the maximum amount of Bonds issuable under Regulation A in the discretion of the Company, to be issued as registered Bonds, to be authenticated by the certificate of the Trustee;

3. Exhibit A. The Indenture is hereby revised by replacing Exhibit A to the Indenture with the Form of Bond attached as Exhibit A to this Third Supplement.

4. Entire Agreement. The Indenture, as modified by this Third Supplement, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated therein. Except as modified by this Third Supplement, the Indenture, including without limitation all exhibits and supplements thereto, remains unchanged and unmodified and in full force and effect, and the parties hereto hereby ratify and affirm the same.

5. Counterparts. This Third Supplement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Signatures to this Third Supplement transmitted by facsimile or electronic mail shall be treated as originals in all respects.

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IN WITNESS WHEREOF, the parties hereto have entered into this Third Supplement as of the date first written above.

ISSUER:

PHOENIX CAPITAL GROUP HOLDINGS, LLC
a Delaware limited liability company

By:	/s/ Lindsey Wilson
Name:	Lindsey Wilson
Its:	Sole Manager

TRUSTEE:

UMB BANK, N.A.,
a national banking association

By:	/s/ Lara L. Stevens
Name:	Lara L. Stevens
Its:	Vice President

[Signature Page to Third Supplemental Indenture – Phoenix Capital Group Holdings, LLC]

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EXHIBIT A

Form of Bond

See attached.

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PHOENIX CAPITAL GROUP HOLDINGS, LLC

9.00% Unsecured Subordinated Bonds due ______

No. [•]	No. of 9.00% Bonds (the “Bonds”): [•] Principal Amount of the Bonds: $[•]
Series: [•]

PHOENIX CAPITAL GROUP HOLDINGS, LLC, a Delaware limited liability company (the “Company”), for value received, promises to pay to [•], or its registered assigns (the “Holder”), the principal sum of up to $[•], as more particularly stated and revised from time to time by the Schedule of Exchanges of Interests in Bonds attached hereto, on the Maturity Date (as defined herein).

Interest Payment Dates:  Monthly payments occurring on the tenth (10th) day of each month until the Bonds are no longer outstanding.

Record Dates: The last day of each month.

Reference is made to the further provisions of this Certificate contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed manually or by facsimile by its duly authorized officer.

Dated: [•]

PHOENIX CAPITAL GROUP HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:
Its:	Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bonds are the 9.00% Bonds described in the within-mentioned Indenture. Dated: [•].

UMB Bank, N.A., as Trustee,

By:
Name:
Its:	Authorized Signatory

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SCHEDULE OF EXCHANGES OF BONDS

The following exchanges of a part of this Certificate for an interest in another certificate or exchanges of a part of another certificate for an interest in this Certificate have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Certificate	Amount of Increase in Principal Amount of this Certificate	Principal Amount of this Certificate Following such Decrease (or Increase)	Signature of Authorized Officer or Trustee of Registrar

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(Reverse of Bond)

9.00% Unsecured Subordinated Bonds due ______

This Certificate is governed by that certain indenture by and between UMB Bank, N.A. (the “Trustee”) and the Company, dated as of January 12, 2022 (the “Indenture”), as amended or supplemented from time to time, relating to the offer of an initial maximum aggregate principal amount of $75,000,000, as may be increased at the discretion of the Company. Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. The Company promises to pay interest on the principal amount of the Bonds represented by this certificate at 9.00% per annum from the date of issuance, up to but not including __________ (the “Maturity Date”) subject to the Company’s two (2) successive options to extend the Maturity Date for an additional one-year period each (each, an “Extension Period”) in its sole and absolute discretion. If the Company elects to extend the Maturity Date of the Bonds, the Bonds will bear interest at 10.0% per annum during the first one-year Extension Period and will bear interest at 11.0% per annum during the second one-year Extension Period. The Company will pay interest due on the Bonds in equal monthly installments on the Interest Payment Dates, or if any such day is not a business day, the next Business Day. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

With respect to the maturity or extension thereto of the Bonds, the Company will send to the Holder written notice, no more than 240 days and no less than 180 days prior to a Maturity Date for the Bonds, notifying the Holder of the Bonds’ pending maturity and that the maturity of the Bonds will or will not be extended, as applicable.

SECTION 2. Method of Payment. The Company will pay interest on the Bonds to the Persons who are registered holders of Bonds at the close of the Record Date, even if such Bonds are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.02 of the Indenture with respect to Defaulted Interest. The Bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company shall pay principal, premium, if any, and interest on the Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest on the Bonds will be payable at the office or agency of the Company maintained for such purpose except that, at the option of the Company, the payment of interest may be made by check mailed to the holders of Bonds at their respective addresses set forth in the Bond Register. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

SECTION 3. Paying Agent and Registrar. Initially, UMB Bank, N.A., the Trustee under the Indenture will act as paying agent and registrar.The Company may change the paying agent or registrar without notice to the holders of Bonds but with written notice to the Trustee. Except as provided in the Indenture, the Company or any of its Subsidiaries may act in any such capacity.

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SECTION 4. Indenture. The Company issued the Bonds under the Indenture. The terms of the Bonds include those stated in the Indenture for a complete description of the terms of the Bonds. The Bonds are subject to all such terms, and holders of Bonds are referred to the Indenture. To the extent any provision of this Certificate conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5. Optional Redemption. The Company may redeem the Bonds, in whole or in part, without penalty. If the Bonds are extended for an Extension Period, the Company may redeem the Bonds at any time during such Extension Period. Any redemption of a Bond will be at a price equal to the then outstanding principal on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds. If the Company plans to redeem the Bonds, the Company will give notice of redemption not less than 5 days nor more than 60 days prior to any redemption date to each such holder’s address appearing in the securities register maintained by the Trustee. In the event the Company elects to redeem less than all of the Bonds, the particular Bonds to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. Except as set forth in this Section 5, the Bonds may not be redeemed by the Company.

SECTION 6. Redemption at Option of Holder.

(a) Bonds will be redeemable at the election of the Bondholder beginning any time after the last issuance date of the series of Bonds represented hereby. In order to request redemption, the Bondholder must provide written notice to the Company at the Company’s principal place of business that the Bondholder requests redemption of all or a portion of the Bondholder’s Bonds (a “Notice of Redemption”). The Company will have 120 days from the date such notice is provided to redeem the Bondholder’s Bonds, at a price per Bond equal to $950 plus any accrued but unpaid interest on the Bond. The Company’s obligation to redeem Bonds with respect to Notices of Redemption received in any given Redemption Period (as defined below) is limited to an aggregate principal amount of Bonds during any Redemption Period equal to the 10% Limit (as defined below).

(b) Any Bonds redeemed as a result of a Bondholder's right upon death, disability or bankruptcy set forth in Section 7 will be included in calculating the 10% Limit and will thus reduce the number of Bonds available to be redeemed pursuant to this Section. Bond redemptions set forth in this Section will occur in the order that notices are received.

(c) “10% Limit” shall mean 10% of the aggregate principal of Bonds outstanding at the commencement of the current calendar year; provided, however, during the pendency of the Offering, such amount shall be updated to equal 10% of the aggregate principal of Bonds outstanding at the commencement of the current calendar quarter.

(d) “Offering” shall mean that certain offering for sale of the Bonds pursuant to an Offering Statement on Form 1-A (File No.: 024-11723), as the same may be amended.

(e) “Redemption Period” shall mean a calendar year.

SECTION 7. Redemption upon Death, Disability or Bankruptcy.

(a) Subject to subsection (b) below, within 90 days of the death, Qualifying Disability or Bankruptcy (as defined below) of a holder who is a natural person or a Person who beneficially holds Bonds (a “Holder Redemption Event”), the estate of such Person, such Person, or legal representative of such Person may require the Company to repurchase, in whole but not in part, without penalty, the Bonds held or beneficially held by such Person, as the case may be, by delivering to the Company a written notice requesting such Bonds be redeemed (a “Repurchase Request”). Redemptions due to death, disability or bankruptcy shall count towards the annual 10% limit on redemptions described above; provided, however, that any redemptions pursuant to death, disability or bankruptcy shall not be subject to the 10% limit. Any Repurchase Request shall specify the particular Holder Redemption Event giving rise to the right of the holder or beneficial holder to have his or her Securities repurchased by the Company. If a Bond or beneficial interest is held jointly by natural persons who are legally married, then a Repurchase Request may be made by (i) the surviving holder or beneficial holder upon the occurrence of a Holder Redemption Event arising by virtue of a death, or (ii) the disabled or bankrupt holder or beneficial holder (or a legal representative) upon the occurrence of a Holder Redemption Event arising by virtue of a Disability or Bankruptcy. In the event a Bond or beneficial interest is held together by two or more natural persons that are not legally married (regardless of whether held as joint tenants, co-tenants or otherwise), neither of these persons shall have the right to request that the Company repurchase such Bond or beneficial interest unless a Holder Redemption Event has occurred for all such co-holders or co-beneficial holders of such Bond.

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Bankruptcy shall mean, with respect to any Bondholder the final adjudication related to (i) the filing of any petition seeking to adjudicate the Bondholder bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Bondholder or such Bondholder’s debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or (ii) without the consent or acquiescence of such Bondholder, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any bankruptcy, liquidation, dissolution, or other similar statute, law, or regulation, or, without the consent or acquiescence of such Bondholder, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Bondholder or of all or any substantial part of the property of such Bondholder which order shall not be dismissed within ninety (90) days.

(b) Upon receipt of a Repurchase Request under subsection (a) above, the Company shall designate a date for the repurchase of such Security and notify the Trustee of such Repurchase Date, which date shall not be later than 30 days after the Company receives facts or certifications establishing to the reasonable satisfaction of the Company the occurrence of a Holder Redemption Event. Any redemption of a Bond under this Section will be at a price equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus the then outstanding principal amount of such Bond.

SECTION 8. Change of Control Repurchase. Upon the occurrence of a Change of Control Repurchase Event, and subject to certain conditions set forth in the Indenture, the Company will be required to offer to purchase all or any amount of the outstanding Bonds at a price equal to the then outstanding principal on the Bonds being repurchased plus any accrued but unpaid interest on such Bonds.

SECTION 9. Denominations, Transfer Exchange. The Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Bonds may be registered and Bonds may be exchanged as provided in the Indenture. The Bond Registrar and the Trustee may require a holder of Bonds, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder of Bonds to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Bond Registrar are not required to transfer or exchange any Bonds selected for redemption. Also, the Company and the Bond Registrar are not required to transfer or exchange any Bonds for a period of 15 days before a selection of Bonds to be redeemed.

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SECTION 10. Persons Deemed Owners. The registered holder of Bonds may be treated as its owner for all purposes.

SECTION 11. Amendment, Supplement and Waiver. Any existing Default or compliance with any provision may be waived with the consent of the holders of a majority of the Bonds then outstanding. Without notice to or consent of any holder of Class B Bonds, the parties thereto may amend or supplement the Indenture and the Bonds as provided in the Indenture.

SECTION 12. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the holders of not less than a majority of the then outstanding Bonds may declare the principal of, premium, if any, and accrued interest on the Bonds to be due and payable immediately in accordance with the provisions of Section 6. If an Event of Default occurs and is continuing, the Bonds will continue to accrue interest at the applicable rate for the Bonds. Holders of Bonds may not enforce the Indenture or the Bonds except as provided in the Indenture. Subject to certain limitations in the Indenture, holders of a majority of the then outstanding Bonds may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Bonds notice of any continuing Default if it determines that withholding notice is in their best interest. The holders of a majority of the Bonds then outstanding by notice to the Trustee may on behalf of the holders of all of the Bonds waive any existing Default and its consequences under the Indenture except a Default in the payment of principal of, or interest on, any Bond as specified in Section 6.

SECTION 13. Restrictive Covenants. The Indenture contains certain covenants as set forth in Article IV of the Indenture.

SECTION 14. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Bonds or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Bonds.

SECTION 15. Authentication. This Certificate shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 16. Abbreviations. Customary abbreviations may be used in the name of a holder of Bonds or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

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SECTION 17. [RESERVED]

SECTION 18. Registered Form. The Bonds are in registered form within meaning of Treasury Regulations Section 1.871-14(c)(1)(i) for U.S. federal income and withholding tax purposes.

SECTION 19. Governing Law. This Bond and this Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware.

SECTION 20. Subordination. This Bond is subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full of all Senior Indebtedness. Each Holder by accepting a Bond agrees to such subordination and authorizes the Trustee to give it effect.

The Company will furnish to any holder of Bonds upon written request and without charge a copy of the Indenture.

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